Exhibit 10.1

THIS AGREEMENT is made as of September 11, 2007.

BETWEEN:

NOMOS Corporation,
20200 Sunburst Street,
Chatsworth, California
91311

(the “Vendor”);

AND

North American Scientific, Inc.,
20200 Sunburst Street,
Chatsworth, California
91311

(the “Parent Company”);

AND

Best Medical International, Inc.
7643 Fullerton Road
Springfield, Virginia 22153

(the “Purchaser”).

WHEREAS:

A. The Vendor owns and operates the Business (as defined in Section 1.1), and owns or holds under lease (as set out herein) the assets used in connection with the Business;

B. The Vendor owns and wishes to sell, and the Purchaser wishes to purchase, the Assets (as defined in Section 1.1) and the Business as a going concern on the terms and conditions set forth in this Agreement;

C. The Vendor desires to assign to the Purchaser, and the Purchaser desires to assume, the Assumed Liabilities (as defined in Section 1.1); and

D. The Parent Company is the registered and beneficial owner of all the issued and outstanding shares of the Vendor and as such will benefit from the transactions contemplated by this Agreement, and wishes to indemnify the Purchaser against certain losses in connection with the sale of the Assets and the Business;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants, agreements, representations and warranties set out below, the parties covenant and agree as follows:

1. Interpretation

1.1. Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith or unless otherwise specifically provided:

(a) “Accounts Receivable” means all accounts receivable, trade accounts, notes receivable and other debts owing to the Vendor in connection with or arising out of the Business, and the full benefit of all security for such accounts, notes and debts excluding any credit balances contained within the accounts receivable in the Vendor’s Financial Statements, but only to the extent that any such credit balance is not offset by amounts due from the customer which is due such credit balance from the Vendor;

(b) “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise;

(c) “Agreement” means this Agreement, including its recitals and schedules, as amended and supplemented;

(d) “Assets” means all properties and assets of the Vendor of every kind and description (whether real, personal, mixed, tangible or intangible) relating to the Business wherever located (but not including the Excluded Assets), including, without limitation:

(i) subject to the terms of the Lease, the Vendor's interest in the Leasehold Improvements and the Leased Premises;

(ii) the Vendor's right, title and interest in the Contracts;

(iii) the Accounts Receivable;

(iv) the Inventory;

(v) the Prepaid Expenses;

(vi) the Computer Hardware;

(vii) the Computer Software;

(viii) the Office Equipment;

(ix) the Vehicles;

(x) the Manufacturing Equipment;

(xi) the Personal Property;

(xii) the Intellectual Property;

(xiii) the Goodwill;

(xiv) the Customer Lists;

(xv) the Vendor's interest in the Permits;

(xvi) the Books and Records; and

(xvii) all outstanding and issued stock of the Vendor’s subsidiaries limited to the Vendor’s German and Chinese operations as set forth in Schedule W (the “Stock”);

(e) “Assumed Liabilities” is defined in Section 2.5.;

(f) “Audited Financial Statements” means the Parent Company's audited financial statements, together with the auditor's report, the notes thereto and supporting schedules, consisting of statements of income and retained earnings for the period ending on, and balance sheets as at October 31 in each of the years 2005 to 2006 inclusive, a copy of each of which is included in Schedule A;

(g) “Benefit Plan” means any pension, retirement, deferred compensation, COBRA, profit-sharing, savings, disability, medical, dental, health, life, death benefit, stock option, stock purchase, bonus, incentive, termination and severance pay or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, whether or not any of the foregoing is funded or insured, and whether written or oral, formal or informal, which is intended to provide or does in fact provide benefits to any or all Employees or former Employees, and to which the Vendor is a party or by which the Vendor is bound or with respect to which the Vendor has any liability or potential liability;

(h) “Books and Records” means all files, ledgers and correspondence, all price and supplier lists, all manuals, reports, texts, notes, engineering, environmental and feasibility studies, data, specifications, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including, without limitation, those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including, without limitation, any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to the Vendor or Parent Company and relating to the Business or any of the Assets, but not including Customer Lists;

(i) “Breach” means any Material breach of a representation and warranty of the Vendor contained in this Agreement.

(j) “Business” means all business currently carried on by the Vendor, namely the NOMOS Radiation Oncology Division business currently carried on by the Vendor, but not including any other business conducted by the Parent Company or its other subsidiaries;

(k) “Business Day” means any day other than a Saturday, Sunday or any statutory holiday in the USA;

(l) “Charter Documents” means articles, articles of incorporation, bylaws and any other constituted document of a corporate entity;

(m) “Closing” means the completion of the sale and purchase of the Assets and the Business in accordance with Article 9;

(n) “Closing Date” means September 14, 2007, or such other date as may be agreed upon in writing by the Vendor and the Purchaser or by their respective counsel;

(o) “Code” means the Internal Revenue Code of 1986, as amended.

(p) “Computer Hardware” means all the computer hardware owned by the Vendor and used by the Vendor in the Business, including, without limitation, the hardware listed in Schedule Q;

(q) “Computer Software” means all the computer software, including, without limitation, application software, object codes and source codes, used by the Vendor in the Business, including, without limitation, the software and codes described in Schedule R, and, with respect to any of the same not owned by the Vendor, includes all rights of the Vendor under license agreements and other agreements or instruments relating thereto, including, without limitation, those license agreements, other agreements and instruments described in Schedule R;

(r) “Consent” means any approval, consent, ratification, waiver or other authorization;

(s) “Contemplated Transactions” means all of the transactions contemplated by this Agreement;

(t) “Contracts” means all contracts, agreements, instruments, leases, indentures and commitments, whether written or oral, relating to the Business or to any of the Assets to which the Vendor is a party without limitation including but not limited to non-competition, non-solicitation and confidentiality agreements;

(u) “Customer Lists” means all lists of customers and potential customers of the Vendor pertaining to the Business, including names, addresses, telephone and fax numbers, e-mail addresses, details of sales and other relevant information relating thereto;

(v) “Disclosure Letter” means that disclosure letter delivered by Vendor to the Purchaser concurrently with execution and delivery of this Agreement in the form of Schedule 1.1(v);

(w) “Employee Agreements” is defined in Section 8.1;

(x) “Employees” means employees of the Vendor employed in the Business;

(y) “Encumbrance” means, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising:

(i) a mortgage, assignment of rent, lien, encumbrance, adverse claim, charge, execution, title defect, security interest, hypothec or pledge, whether fixed or floating, against assets or property (whether real, personal, mixed, tangible or intangible), hire-purchase agreement, conditional sales contract, title retention agreement, equipment trust or financing lease, and a subordination to any right or claim of others in respect thereof;

(ii) a claim, interest or estate against or in assets or property (whether real, personal, mixed, tangible or intangible), including, without limitation, an easement, right-of-way, servitude or other similar right in property granted to or reserved or taken by any Person;

(iii) an option or other right to acquire, or to acquire any interest in, any assets or property (whether real, personal, mixed, tangible or intangible); and

(iv) any other encumbrance of whatsoever nature and kind against assets or property (whether real, personal, mixed, tangible or intangible);

(z) “Environment” means the air immediately around, and the water in, and the soil under and adjacent to, any of the lands on which the Leased Premises are situate;

(aa) “Environmental Protection Laws” means all statutes, orders, bylaws, standards, permits, laws, regulations, treaties, conventions, ordinances, codes, policies, guidelines, directives, decisions, licenses, consents, authorizations, certificates and lawful requirements (including, without limitation, of any Governmental Authority) relating to protection of the Environment, health and safety of the workplace, health, or transportation of dangerous goods;

(bb) “Excluded Assets” means:

(i) all cash on hand or in banks or other depositories, including the cash in the Vendor’s subsidiaries;

(ii) all credits and benefits, including without limitation any Tax credits or benefits, insurance benefits, and any indemnification rights, escrows and other assets, relating to any Retained Liabilities;

(iii) rights accruing to the Vendor under this Agreement or any agreement relating thereto;

(iv) the corporate seals, certificate of incorporation, minute books, stock books, Tax returns, books of account or other records having to do with the corporate organization of the Vendor except the Vendor’s Chinese and German subsidiaries;

(v) all personnel records and other records that Vendor is required by law to retain in its possession;

(vi) all insurance policies held by or for the Vendor and any benefits or proceeds paid or payable thereunder;

(vii) the Excluded Prepaids; and

(viii) the assets listed in Schedule C;

(cc) “Excluded Prepaids” is defined in Section 1.1(bbb);

(dd) “Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements;

(ee) “Goodwill” means the goodwill attributable to the Business and the exclusive right of the Purchaser to represent itself as carrying on the Business in continuation of and as successor to the Vendor, and the right to use any words indicating that the Business is so carried on, including the right to use the name “NOMOS” or any variation thereof as part of the name of, or in connection with, the Business to be carried on by the Purchaser;

(ff) “Governmental Authority” means any federal, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing;

(gg) “Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement;

(hh) “Hazardous Materials” means any contaminants, pollutants, hazardous, corrosive or toxic substances, flammable materials, explosive materials, radioactive materials, microwaves, waste, urea formaldehyde, asbestos materials, hydrocarbon contaminants, noxious substances, compounds known as chlorobiphenyls, deleterious substances, special wastes, dangerous goods or substances and any other substances or materials that are identified or described in or defined by any Environmental Protection Law as being substances or materials the storage, manufacture, disposal, treatment, generation, use, transportation or remediation of which, or release of which into or concentration of which in the Environment, is prohibited, controlled, regulated or licensed by any Governmental Authority or under any Environmental Protection Law;

(ii) “Intellectual Property” means all rights, title, interest and benefit of the Vendor in and to intellectual property of every nature, whether registered or unregistered, including, without limitation, all websites and website names, copyrights, patents, patent rights, trade-marks, certification marks and industrial designs, applications for any of the foregoing, trade names, brand names, trade secrets, proprietary manufacturing information and know-how, instruction manuals, inventions, inventors' notes, research data, unpatented blue prints, drawings and designs, formulae, calculations, processes, prototypes, technology and marketing rights, together with all rights under license agreements, sublicense agreements, strategic alliances, development agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing, that are owned by the Vendor or used in connection with the Business or Assets, including, without limitation, the trade-marks, copyrights, patents, licenses and agreements described in Schedule D-1; but not including any intellectual property owned by the Parent Company, including, without limitation, the intellectual property described in Schedule D-2;

(jj) “Interim Balance Sheet” means Vendor’s balance sheet as of the date of the Unaudited Financial Statements.

(kk) “Inventory” means the goods, merchandise, stock-in trade and inventories of raw materials, work in progress and finished goods of or pertaining to the Business;

(ll) “IRS” means the Internal Revenue Service;

(mm) “Knowledge” of the Vendor or the Parent Company, or words of similar import, including without limitation, the Vendor or the Parent Company being aware of a fact or circumstance, shall mean and refer to the actual knowledge as of the date of this Agreement, after reasonable inquiry, of John B. Rush, L. Michael Cutrer, James W. Klingler, Michael Ryan and Robert Hill;

(nn) “Leased Premises” means the premises which are leased by the Vendor as lessee, as more particularly set out in Schedule E;

(oo) “Leasehold Improvements” means all the leasehold improvements of the Vendor in the Leased Premises;

(pp) “Lease” means the lease described in Schedule E;

(qq) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law ordinance, principle of common law, code regulation, statute or treaty.

(rr) “Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, whether or not accrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

(ss) “Manufacturing Equipment” means all machinery, plant, equipment, parts, fixtures, tools and accessories of the Vendor pertaining to the Business and used in the manufacture and packaging of goods for sale by the Vendor in the Business, including, without limitation, those items listed in Schedule S;

(tt) “Material” means an event(s), occurrence(s), breach(es) or other violations that amounts to or will amount to damages in the aggregate of $100,000.00;

(uu) “Material Contracts” means agreements, contracts, leases, indentures, commitments, Material Licenses and instruments described in:

(i) Sections 3.10(a)(i) to (iv) inclusive; and

(ii) Schedule G;

(vv) “Material Licenses” means the license agreements between the Vendor or Parent Company and the licensors relating to WARF, University of Texas, Journyx, Doors, Agile, SAMM (Sales Logix) and NED (Macola)

(ww) “Office Equipment” means all office equipment and furniture used by the Vendor in connection with the Business including, without limitation, the equipment described in Schedule H-1, but not including the office equipment described in Schedule H-2;

(xx) “Permits” means all permits, licenses, registrations and other rights of the kinds described in Section 3.3(a) entered into or obtained by the Vendor with respect to the Business or any of the Assets, including, without limitation, the permits, licenses, registrations and other rights described in Schedule F;

(yy) “Permitted Encumbrances” means those Encumbrances described in Schedule I;

(zz) “Person” means an individual, legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority;

(aaa) “Personal Property” means, to the extent not forming part of the Leasehold Improvements, Manufacturing Equipment, Vehicles, Office Equipment, Inventory and Computer Hardware, all equipment, furniture, furnishings, accessories, motors, tools, utensils, stores, supplies, and parts of every nature and kind and other tangible personal property owned by the Vendor and used in the Business, including, without limitation, the items of personal property described in Schedule J, but excluding any Excluded Assets, and any personal property which is the subject of a lease agreement;

(bbb) “Prepaid Expenses” means all prepaid expenses including any and all trade deposits (but not bank deposits) of the Vendor attributable to the Business or the Assets including, without limitation, amounts paid for licensing fees, property Taxes, telephone rentals, utilities and rentals, certain of which are set forth in Schedule W. Prepaid Expenses shall not include any prepaid insurance (or refunds relating thereto), the COBRA receivable as reflected on the books of Vendor, or Prepaid Rent (the “Excluded Prepaids”);

(ccc) “Prepaid Rent” is defined in Section 2.7;

(ddd) “Proceeding” is defined in Section 3.9(a);

(eee) “Product Liability Insurance” is defined in Section 12.11;

(fff) “Purchase Price” means the purchase price for the Business and the Assets, as set out in Section 2.2;

(ggg) “Purchaser” means Best Medical International, Inc.;

(hhh) “Retained Liabilities” is defined in Section 2.5;

(iii) ”Stock” is defined in Section 1.1(d)(xvii);

(jjj) “Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever;

(kkk) “Unaudited Financial Statements” means the Vendor's unaudited financial statements, consisting of statements of income and retained earnings for the 9 month period ended on, and the balance sheet as at, July 31, 2007 included in Schedule A;

(lll) “Vehicles” means all automobiles, trucks, trailers, tractors and other vehicles owned by the Vendor and used in the Business, including, without limitation, those described in Schedule T; and

(mmm) “Vendor’s Commission Plans” is defined in Section 6.1(a)(vii).

1.2. Currency

Except where otherwise expressly provided, all monetary amounts in this Agreement are stated and shall be paid in US currency.

1.3. Governing Law

This Agreement and the agreements contemplated hereby shall be construed in accordance with and governed by the laws and the courts of the Commonwealth of Virginia.

1.4. Schedules

The following are the Schedules which are attached to and form part of this Agreement:

Schedule A-Financial Statements
Schedule B-Employees
Schedule C-Excluded Assets
Schedule D-Intellectual Property
Schedule E-Leased Premises and Leases
Schedule F-Permits
Schedule G-Material Contracts
Schedule H-Office Equipment
Schedule I-Permitted Encumbrances
Schedule J-Personal Property
Schedule K-Customers and Suppliers
Schedule L-Bank Facilities
Schedule M-Litigation
Schedule N-Existing Employment Contracts
Schedule O-Benefit Plans
Schedule P- Assumption Agreement
Schedule Q-Computer Hardware
Schedule R-Computer Software
Schedule S-Manufacturing Equipment
Schedule T-Vehicles

Schedule U-Product Warranties
Schedule V-Non-Competition Agreement
Schedule 1.1(v) - Disclosure Letter
Schedule 2.5(a)(i) - Warranty Agreements
Schedule 2.5(a)(ii) - Vendor Contracts
Schedule 2.5(a)(vii) - Certain Additional Assumed Liabilities
Schedule 2.5(b)(xiv) - Bonuses
Schedule LR - Legal Requirements
Schedule GA - Government Authorization
Schedule 3.2(l) - Non-Assignable Contracts
Schedule 3.3 - Jurisdictions in which Business is carried on
Schedule 3.6 - Insurance
Schedule 6.1(a)(vii) - Vendor’s Commission Plans
Schedule 8.1 - Employee Agreements
Schedule 12.11 - Product Liability Insurance
Schedule W - Certain Assets: Accounts Receivable as at August 31, 2007, Prepaid Expenses, and Stock

2. Purchase of Assets

2.1. Purchase and Sale

Based on the representations and warranties contained in this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor, on the Closing Date, the Assets and the Business, effective as of and from the Closing, free and clear of all Encumbrances other than Permitted Encumbrances, for the price and in accordance with and subject to the terms and conditions set forth in this Agreement.

2.2. Purchase Price

The Purchase Price for the Business and Assets will be $500,000.00.

2.3. Payment of Purchase Price

The Purchase Price for the Business and Assets shall be paid by the Purchaser to the Vendor at the Closing by wire transfer to an account designated by the Vendor.

2.4. Risk of Loss and Damage Prior to Closing

Risk of loss of the Assets shall pass to the Purchaser at the Closing, and the Vendor shall bear all risk of loss or damage to, or destruction of, the Assets until the Closing and the Purchaser shall bear all such risk of loss, damage and destruction after the Closing. If, prior to the Closing, any Assets are lost, damaged or destroyed and such loss, damage or destruction has not been completely replaced, repaired or otherwise rectified by the Closing, and if the Closing takes place, the Purchase Price will be reduced by an amount equal to the aggregate of:

(a) the insurance proceeds paid to the Vendor or the Parent Company in respect of such loss, damage or destruction; and

(b) the aggregate of all deductible amounts under the insurance policies against which a payment has been made under Section 2.4(a) above in respect of such loss, damage or destruction;

less:

(c) the amount actually expended by or on behalf of the Vendor or the Parent Company in the repair, replacement or other rectification thereof.

The Vendor shall consult with the Purchaser prior to making a claim against any applicable insurance policy and shall act reasonably and bona fide in respect thereof and in a manner consistent with the Purchaser's interest in the Business and the Assets. The Vendor shall at Closing make, or cause to be made, the necessary claims under all applicable insurance policies and shall assign to the Purchaser all remaining insurance proceeds, including business interruption insurance proceeds, which are or may become receivable by the Vendor or the Parent Company in respect of any such loss, damage or destruction. Subject to the limitations contained in Article 12, the Vendor shall indemnify and save harmless the Purchaser from and against the amount of any denied insurance claim in respect of such loss, damage or destruction where the denial is due to the negligence or willful misconduct of the Vendor.

2.5. Liabilities

(a) Assumed Liabilities. On and effective as of the Closing Date, Purchaser shall assume and agree to discharge only the following Liabilities of Vendor (the “Assumed Liabilities”):

(i) any Liability to Vendor's customers under written warranty agreements and extended service agreements substantially in the forms disclosed in Schedule 2.5(a)(i) given by Vendor to its customers in the ordinary course of business prior to the Closing Date (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date);

(ii) any Liability arising after the Closing Date under the Vendor Contracts described in Schedule 2.5(a)(ii) (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date);

(iii) any Liability arising after the Closing Date under the Lease;

(iv) any Liability to Vendor's customers incurred by Vendor in the ordinary course of business for orders outstanding as of the Closing Date reflected on Vendor's books (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date);

(v) any Liability assumed by the Purchaser under Section 8.2 or Section 8.3;

(vi) any Liability arising after the Closing Date under the Contracts; or

(vii) any Liability of Vendor described in Schedule 2.5(a)(vii).

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Vendor. “Retained Liabilities” shall mean every Liability of Vendor other than the Assumed Liabilities, including:

(i) any trade account payable reflected on the Interim Balance Sheet that remains unpaid as of the Closing Date including any credit balances contained in the accounts receivable of the Vendor’s Financial Statements but only to the extent that any such credit balance is not offset by amounts due from the customer which is due such credit balance from the Vendor;

(ii) any trade account payable incurred by Vendor in the ordinary course of business between the date of the Interim Balance Sheet and the Closing Date that remains unpaid as of the Closing Date;

(iii) any Liability arising out of or relating to products, software or services of Vendor to the extent manufactured or sold prior to the Closing Date (a “Product Liability Matter”), except to the extent the same constitutes an Assumed Liability under Section 2.5(a)(i) or (ii);

(iv) any Liability under any Contract assumed by Purchaser pursuant to Section 2.5(a) that arises after the Closing Date but that arises out of or relates to any Breach that occurred prior to the Closing Date;

(v) any Liability of Vendor or Parent Company for Taxes, including (A) any Taxes arising as a result of Vendor's operation of its business or ownership of the Assets prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature, in each case relating to any period prior to the Closing Date;

(vi) any Liability of Vendor under any Contract not assumed by Purchaser under Section 2.5(a), including any Liability arising out of or relating to Vendor's credit facilities or any security interest related thereto;

(vii) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Vendor's business or Vendor's leasing, ownership or operation of real property arising out of or relating to any occurrence or event prior to the Closing Date;

(viii) any Liability of Vendor to the Parent Company;

(ix) any Liability of Vendor to distribute to the Parent Company or otherwise apply all or any part of the consideration received hereunder;

(x) any Liability of Vendor arising out of any Proceeding pending as of the Closing Date;

(xi) any Liability of Vendor arising out of any Proceeding commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date, except to the extent the same constitutes an Assumed Liability or a Product Liability Matter under this Agreement;

(xii) any Liability arising out of or resulting from Vendor's compliance or noncompliance with any Legal Requirement or order of any Governmental Authority arising out of or relating to any occurrence or event happening prior to the Closing Date; or

(xiii) any Liability of Vendor under this Agreement or any other document executed in connection with the Contemplated Transactions; or

(xiv) any Liability of the Vendor under Section 8.1, Section 8.3 (to the extent not assumed in Section 8.3 by the Purchaser) or Schedule 2.5(b)(xiv).

2.6. Allocation

Within forty (40) days after the Closing, Purchaser shall prepare an allocation schedule which shall allocate the Purchase Price and the Assumed Liabilities in accordance with the applicable provisions of the Code and regulations thereunder (“Closing Allocation”). After the Closing, the parties shall make consistent use of the allocations, fair market values and useful lives specified in the Closing Allocation for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Purchaser shall prepare IRS Form 8594 with respect to the transactions contemplated by this Agreement (the “Form 8594”) and deliver the Form 8594 to Vendor within forty-five (45) days after the Closing Date in accordance with the Closing Allocation. The Form 8594 shall be subject to Vendor's approval before it is filed with the IRS. In any Proceeding related to the determination of any Tax, neither Purchaser nor Vendor or the Parent Company shall contend or represent that allocation set forth in the Form 8594 as so filed is not a correct allocation.

2.7. Prepaid Rent

Immediately prior to the Closing, the parties shall calculate the amount of Base Rent and Additional Rent as such terms are defined in the Lease paid by or on behalf of the Vendor relating to the period beginning on the Closing Date and ending on the next date that such Base Rent and Additional Rent is due under the Lease (the “Prepaid Rent”), and at the Closing Purchaser shall pay to Vendor an amount equal to the amount of the Prepaid Rent.

3. Representations and Warranties of the Vendor. Except as set forth in the Disclosure Letter, the Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on the following representations and warranties in connection with the purchase of the Business and the Assets:

3.1. Corporate Status and Authority

(a) Status: The Vendor is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the corporate power to own its property and conduct its business in the manner in which such business is now being conducted. The Vendor is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification and where failure to be so qualified would have a Material adverse effect on the Business taken as a whole.

(b) Due Authorization: The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Vendor pursuant to this Agreement, and the completion and performance of the transactions and obligations contemplated by, or contained in, this Agreement, have been duly authorized by all necessary corporate action on the part of the Vendor, and this Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

3.2. Assets

(a) Ownership: Except for the Leased Premises, the Vendor is the beneficial owner of, and has good and marketable title to, all of the Assets free and clear of all Encumbrances except Permitted Encumbrances.

(b) Leases and Leased Premises: The Leased Premises are held by the Vendor under the Lease, which is valid and subsisting, is set forth in Schedule E, and is in full force and effect and without amendment thereto, except as described in Schedule E. The Lease set forth in Schedule E is complete and accurate in all respects and there are no other leases, agreements to lease or tenancy arrangements relating to real property to which the Vendor is a party and which relate to the Business except as disclosed to the Purchaser. The Vendor has not previously assigned the Lease nor sublet its interest in any of the Leased Premises under the Lease except as described in Schedule E. The Vendor has not released any of the other parties to the Lease from the performance of any of their obligations thereunder. The Vendor is not in Material breach of any of the terms of any Lease and the Vendor is not aware of any of the other parties to the Lease, being in Material breach of any of the terms thereof, and to the Knowledge of the Vendor, no event or condition has occurred which, either immediately or after notice or lapse of time or both, could give rise to the cancellation or termination of the Lease.

(c) Zoning: The Leased Premises at which the Vendor carries on any part of the Business is zoned to permit the particular activities carried on thereon or therein by the Vendor.

(d) Taxes: All property, municipal, school, general and special Taxes, rates, assessments, local improvements charges, frontage Taxes, business Taxes, development cost charges, other subdivision charges and costs and other levies which are chargeable against the Leased Premises and payable by the Vendor under the Leases have been paid in full unless the same are not due and payable.

(e) Lands and Buildings: The lists of lands and premises set out in Schedules E accurately describe all interests of the Vendor (owned, leased, licensed or other) in real property used in the conduct of the Business.

(f) State of Tangible Personal Property: All tangible personal property included in the Assets has been properly maintained in all Material respects, is in good working order (where applicable) and repair, ordinary wear and tear excepted, contains no defects known to the Vendor which will materially and adversely affect the operation of the Business to any Material degree and is in the possession of the Vendor.

(g) Tangible Personal Property: The list of Personal Property set out in Schedule J accurately lists all of the tangible Personal Property owned by the Vendor used in the conduct of the Business that has a value in excess of $1,000.00 per item.

(h) Intellectual Property: With respect to the Intellectual Property:

(i) Schedule D contains a complete list of all patents, pending patent applications, trade-marks, trade-mark applications and copyright registrations in each jurisdiction in which application or registration has been made by or on behalf of the Vendor, together with all licenses and agreements relating to the Intellectual Property;

(ii) the Vendor has the right to use, sell, license, sub-license and prepare derivative works for, and to dispose of, and to bring actions for the infringement or misappropriation of, the Intellectual Property and the Vendor has not conveyed, assigned or, save for Permitted Encumbrances, encumbered any of the Intellectual Property rights;

(iii) to the Knowledge of the Vendor, all registrations and filings necessary to preserve the rights of the Vendor to the Intellectual Property have been made and are in good standing;

(iv) the execution and delivery of this Agreement and the completion and performance of the transactions and obligations contemplated by or contained in this Agreement will not breach, violate or conflict with any instrument or agreement governing any Intellectual Property right of Vendor, and will not cause the forfeiture or termination of any Intellectual Property right of Vendor or in any way exclude the right of the Vendor to use, sell, license or dispose of or to bring any action for the infringement of any Intellectual Property right of Vendor (or any portion thereof);

(v) the conduct of the Business by the Vendor does not, to the Knowledge of the Vendor, infringe upon any intellectual property right, domestic or foreign, of any Person;

(vi) there are no pending or, to the Knowledge of the Vendor, threatened, claims, actions, demands, lawsuits or other proceedings contesting the validity, ownership or right to use, sell, license or dispose of any of the Intellectual Property necessary or required or otherwise used for or in connection with the conduct of the operations of the Business, nor to the Knowledge of the Vendor is there any reasonable basis for such claim presently in existence, nor has the Vendor received any notice asserting that any Intellectual Property right of the Vendor or the proposed use, sale, license or disposition thereof by the Vendor conflicts or will conflict with the rights of any party, nor to the Knowledge of the Vendor is there any reasonable basis for any such assertion presently in existence;

(vii) to the Knowledge of the Vendor, no employee of the Vendor is in violation of any term of any non-disclosure, proprietary rights or similar agreement between the employee and any former employer;

(viii) the Vendor has used its reasonable commercial efforts to ensure that all technical information, other than technical information for which the Vendor considers patent protection and defensive publication to be suitable, developed by and belonging to the Vendor with respect to the Business or the Assets, for which a copyright has not been registered nor patent protection sought, has been kept confidential;

(ix) except for bonuses or sales commissions payable to Employees in the ordinary course of business and except for the existing obligations of the Vendor under licensing or similar agreements which are listed in Schedule D, there are no royalties, honoraria, fees or other payments payable by the Vendor to any Person by reason of the ownership, use, license, sale or disposition of any of the Intellectual Property; and

(x) all Persons having access to or knowledge of the Intellectual Property that is of a confidential nature and that is necessary or required or otherwise used for or in connection with the conduct or operation or proposed conduct or operation of the Business have entered into appropriate non-disclosure agreements with the Vendor;

(i) No Rights to Assets: There is no agreement, contract, option, commitment or other right in favour of, or held by, any Person other than the Purchaser to purchase, lease, license or otherwise acquire any of the Assets, other than inventory purchase orders accepted by the Vendor in the ordinary course of the Business and consistent with past practice, or to possess any of the Assets or to occupy any part of the Leased Premises.

(j) All Assets Used in Business: Except for the Excluded Assets, the Assets constitute all of the Material rights, assets and properties that are usually and ordinarily used in connection with the Business, and include all Material rights, assets and properties the use and exercise of which are necessary for the performance of any Contract and any Permit to be assumed by the Purchaser pursuant to this Agreement and for the conduct of the Business as now conducted.

(k) Inventory: To the Knowledge of the Vendor, none of the Inventory is obsolete or unsaleable in the ordinary course of the Business and all of the Inventory is new, unused and in good condition for sale, except the maintenance Inventory which consists of used parts, in each case subject to customary reserves maintained by the Vendor.

(l) Contracts Assignable: Except as specifically set out in Schedule 3.2(l), all of the Contracts are freely assignable to the Purchaser.

(m) Rights to Assets: The Vendor has the exclusive right to possess, use, occupy and dispose of the Assets, subject only to the rights of the other parties to the Contracts and the rights of the issuers of the Permits.

3.3. Business Operations

(a) Permits: The Vendor holds all permits, licenses, registrations, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions from, of or with Governmental Authorities required to carry on the Business as now being carried on, and to hold, operate and use the Assets as now being held, operated and used, by the Vendor, and all of the foregoing are validly issued, are in full force and effect, are in good standing, are being complied with in all respects and are listed in Schedule F; and no notice of breach or default or defect in respect of any of their terms has been received by the Vendor and there are no proceedings in progress, pending or threatened which could result in the cancellation, revocation, suspension or adverse alteration of any of them, and the Vendor is not aware of any existing matters or state of facts which is reasonably likely to give rise to any such notice or proceeding; except in each case where the failure to hold the same or other applicable circumstance referred to in this Section 3.3(a) would not have a Material adverse effect on the Business, taken as a whole; and, except as specifically set out in Schedule F.

(b) Compliance with Legal Requirements: Except as set forth in Schedule LR:

(i) Vendor is, and at all times since May 4, 2004 has been, in Material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) Since May 4, 2004, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) will constitute or result in a Material violation by Vendor of, or a failure on the part of Vendor to comply with, any Legal Requirement or (B) will give rise to any Material obligation on the part of Vendor to undertake, or to bear all or any portion of the cost of, any Material remedial action of any nature; and

(iii) Since May 4, 2004, Vendor has not received, at any time any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Vendor to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) Governmental Authorization: Schedule GA contains a complete and accurate list of each Governmental Authorization that is held by Vendor or that otherwise relates to Vendor's business or the Assets. Each Governmental Authorization listed or required to be listed in Schedule GA is valid and in full force and effect. Except as set forth in Schedule GA:

(i) Vendor is, and at all times since May 4, 2004 has been, in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule GA;

(ii) Since May 4, 2004, no event has occurred or circumstance exists that will (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a Material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule GA, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule GA;

(iii) Vendor has not received, at any time since May 4, 2004, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule GA have been duly filed on a timely basis with the appropriate Governmental Authorization, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorization.

To the Knowledge of Vendor, the Governmental Authorizations listed in Schedule GA collectively constitute all of the Governmental Authorizations necessary to permit Vendor to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Vendor to own and use its assets in the manner in which it currently owns and uses such assets.

(v) Compliance with Laws: Except as expressly disclosed in this Agreement, the Vendor is operating and using the Assets, and is conducting the Business, in Material compliance with all applicable laws, statutes, bylaws, decrees, rulings, orders, judgments and regulations of each jurisdiction in which the Assets are located or in which it conducts the Business, and of all Governmental Authorities of each such jurisdiction, including, without limitation, any land use or zoning bylaw or regulation, development restriction or plan, building restriction or code.

(vi) Jurisdictions in which Business Is Carried On: The Vendor carries on the Business, and Assets are situated, in the jurisdictions listed in Schedule 3.3.

3.4. Financial

(a) Audited Financial Statements: The Audited Financial Statements present fairly in all Material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Parent Company as at the respective dates of the balance sheets included therein.

(b) Unaudited Financial Statements: The Unaudited Financial Statements present fairly in all Material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Vendor as at July 31, 2007 and the results of its operations for the nine months then ended.

(c) No Change: Since July 31, 2007:

(i) there has been no damage, destruction, loss or other event, from any cause whatsoever, whether or not covered by insurance, of, to or affecting any of the Assets or any adverse change in the condition of any of the Assets or in the organization, operations, affairs, business, properties, prospects or financial condition or position of the Business, including, without limitation, such changes arising as a result of any legislative or regulatory change, or revocation of any of the Permits or of any right of the Vendor to carry on business, which will have a Material adverse effect on the Business taken as a whole;

(ii) there has been no event, condition or development, or threatened or probable event, condition or development of which the Vendor is aware, which has materially and adversely affected, or will materially and adversely affect, the Assets or the Business;.

(iii) the Business has been carried on in the ordinary course in all Material respects;

(iv) no event, other than the Contemplated Transactions, has occurred which will lead to a Material reduction in the value of the Goodwill;

(v) to the knowledge of the Vendor there has been no termination or cancellation of, Material adverse change in, or Material adverse alteration of, the Vendor's relationships with any of its customers, which customers, in the aggregate, accounted for more than 5% of the Vendor's gross revenues for the financial year of the Vendor ending on October 31, 2006 except as shown in the Unaudited Financial Statements for that financial year; and

(vi) the Vendor has not, in connection with the Business or the Assets, directly or indirectly:

A.
incurred any Material liability or obligation (absolute or contingent) except for liabilities incurred in the ordinary course of business, all of which as to their nature and amount are consistent with the Business as carried on;

B.	had any Material portion of the Assets become subject to an Encumbrance, other than a Permitted Encumbrance, whether or not created or permitted by the Vendor;

C.	sold, transferred, assigned, leased or otherwise disposed of any of the Assets or cancelled or released any Material debts or claims, except, in each case, in the ordinary course of business;

D.	waived or cancelled any rights of substantial value;

E.
entered into, varied, amended, terminated or cancelled any Material instrument, commitment, lease, indenture, contract or agreement, or entered into any transaction, other than in the ordinary course of business;

F.
made or authorized any payment to or for the benefit of any officer or employee on account of salary, pay, collateral employment benefits, commissions or other compensation, pension, bonus, share of profits or any Benefit Plan, except in the ordinary course of business;

G.	made any capital expenditure or entered into any lease with a capitalized value, in either case, of more than $25,000.00; or

H.
directly or indirectly, engaged in or entered into any Material transaction or made any Material disbursement or assumed or incurred any Material liability or obligation or made any commitment to make any Material expenditure outside the ordinary course of business;

I.	made any Material change in its billing practices or in the credit terms it makes available to its customers;

(d) Books and Records: The Books and Records fairly and correctly set out and disclose in all Material respects the financial position and condition, and all revenues, expenses and results of operations, of the Business and all Material financial transactions of the Vendor relating to any of the Assets or the Business have been accurately recorded in the Books and Records in all Material respects, all of which are under the exclusive ownership and direct control of the Vendor or the Parent Company (including all means of access thereto and therefrom).

(e) Liabilities: The Vendor has no Material debts or liabilities (whether accrued, contingent, absolute or otherwise and whether or not determined or determinable) including, without limitation, liabilities relating to income and other Taxes, except:

(i) liabilities disclosed on, reflected in or provided for in the Financial Statements;

(ii) liabilities disclosed in this Agreement; and

(iii) liabilities incurred in the ordinary course.

(f) Product Warranties: To the knowledge of the Vendor, Schedule U contains a complete list of all warranties given to purchasers of products sold by the Vendor in connection with the Business since May 4, 2004.

(g) Accounts Receivable: To the Knowledge of Vendor, all accounts receivable recorded on the books of the Vendor are valid, due, collectable and payable and no right of set-off or counterclaim exists with respect to those accounts receivable, in each case subject to customary reserves maintained by the Vendor. Since July 31, 2007, the Vendor has not collected its accounts receivable except in the ordinary course of business in accordance with past practices.

(h) Guarantees/Indemnities: The Vendor has not guaranteed or indemnified, or agreed to guarantee or indemnify, or agreed to any other like commitment, in respect of any debt, liability or other obligation of any Person.

(i) Customers and Suppliers: Schedule K sets out the major customers of the Business (being those customers and those suppliers of the Business accounting for more than 5% of sales and more than 5% of inventory purchases respectively of the Vendor for the period August 1, 2006 to July 31 2007). Since July 31, 2007, to the knowledge of the Vendor, there has been no termination or cancellation of, and no Material and adverse modification or change in, the Vendor's business relationships with any major customer or group of major customers or any major supplier. The Vendor has no reason to believe that the benefits of any relationship with any of the major customers or suppliers of the Business will not continue after the Closing to the benefit of the Purchaser in substantially the same manner as prior to the date of this Agreement.

3.5. Banking

Bank Facilities: Schedule L contains a complete and accurate listing of the name and address of each bank, trust company or similar financial institution in which the Vendor has, in connection with the Business, an account, safe deposit box or other banking facility, including account numbers and the names of all persons authorized to transact business in respect of those accounts.

3.6. Insurance

(a) Claims: To the Knowledge of the Vendor, except as set forth in Schedule 3.6, no claims have been made during the last five years relating to the Assets or the Business against any of the insurance policies of the Vendor or the Parent Company, including, without limitation, any such property damage, general liability, product liability or motor vehicle insurance policy.

(b) Limits: To the Knowledge of the Vendor the Vendor has not entered into any contracts in the last 5 years relating to the business requiring the Vendor to provide insurance coverage in an amount greater than $5,000,000.

3.7. Tax Matters

(a) Filings: The Vendor has duly filed all returns, elections and designations required to be filed by it with all Tax authorities on a timely basis. No such returns, elections or designations contain any Material misstatement or omit any Material statement that should have been included, and each return, election and designation, including accompanying schedules and statements, is true, correct and complete in all Material respects.

(b) Payment: The Vendor has paid in full all amounts (including, without limitation, excise, sales, use and consumption Taxes and Taxes measured on income and all installments of Taxes) owing to all federal, state, and municipal taxation authorities due and payable by it.

3.8. Employee Matters

(a) List of Employees: The list of Employees set out in Schedule B is a list of the employees of the Vendor employed in the Business as at September 5, 2007 and, to the Knowledge of the Vendor includes the names of such employees and a listing of the annual salary, target bonus, position, date of hire and working location of each such Employee, which is accurate and complete, and whether any of them has signed a written confidentiality agreement. At or prior to the Closing, Vendor will deliver to Purchaser a schedule which sets forth the Benefit Plan entitlements and vacation entitlements of such employees.

(b) Employment Contracts: Schedule N contains a description of all oral or written consulting contracts, employment agreements, management contracts, labor services contracts and similar agreements or arrangements for the services of one or more particular individuals with respect to the Business, to which the Vendor is a party, which is accurate in all respects, and, except as set out in Schedule N, none of the Employees is employed on other than an indefinite hiring basis terminable on reasonable notice according to law without further liability to the Vendor, and the Vendor has not made any commitment or agreement with respect to the period of notice, the payment of money or otherwise with respect to the termination of employment of any of the Employees.

(c) Unions: There is no collective agreement or other agreement with any trade union or employee association currently in force with the Vendor.

(d) Employer Associations: The Vendor is not a member of any employer, management, industry or other trade, labor relations or business association under which the Vendor is obligated to contribute to any employee or contractor employee benefit or industry enhancement fund, including any pension plan, health benefit plan or other similar employee entitlement plan.

(e) Employee Benefits: The Books and Records accurately set out all accumulated vacation entitlement, regular and supplementary vacation pay, accumulated and deferred overtime compensation, time-off entitlement, severance, accumulated sick leave, retirement benefits and benefits due or accruing under Benefit Plans to all Employees.

(f) Benefit Plans: Schedule O contains a list of all Benefit Plans applicable to Employees which is complete and accurate in all respects. The Vendor has provided Purchaser with descriptions of all of the Benefit Plans which are complete and accurate.

3.9. Litigation and Claims

(a) Proceedings: Schedule M contains a listing and description of all current, pending and, to the Knowledge of the Vendor, threatened, actions, claims, demands, lawsuits, assessments, arbitrations, judgments, awards, decrees, orders, injunctions, prosecutions and investigations, and other proceedings, of, by, against, or relating to, the Vendor, any of the Assets or the Business (the “Proceedings”), which is complete and accurate. The Vendor is not aware of any basis for any other action, claim, demand, lawsuit, prosecution, assessment, arbitration, investigation or other proceeding which, if pursued, would have a significant likelihood of having an adverse effect on the Vendor, the Business or any of the Assets.

(b) No Seizure: There is no appropriation, expropriation or seizure of any of the Assets that is pending or, to the Knowledge of the Vendor, that has been threatened.

3.10. Contracts and Commitments

(a) Material Contracts: Schedule G contains a complete and accurate list and description of, and specifically identifies, all contracts, agreements, leases, commitments, indentures and instruments which are Material to the Vendor and to which the Vendor is a party, by which the Vendor is bound or under which the Vendor is entitled to any benefits, including without limitation any contract, agreement, lease, commitment, indenture or instrument which, or under which:

(i) performance of any right or obligation by any party to it may occur over a period of time greater than one year;

(ii) an expenditure, receipt, or transfer or other disposition of property with a value of greater than $10,000 may arise under it other than one with a customer in the ordinary course of business;

(iii) has not been entered into in the ordinary course of business; or

(iv) relates to or affects any interest in real property whether freehold, leasehold or otherwise;

Correct and complete copies of the Material Contracts have been made available to the Purchaser.

(b) Good Standing: The Vendor is not in breach or default of any of the terms of any of the Material Contracts and the Vendor is not aware of any Material breach or default of any term of any of the Material Contracts by any other party thereto.

(c) Forward Commitments: All outstanding forward commitments by or on behalf of the Vendor for the purchase or sale of inventory have been made in accordance with the established price lists of the Vendor or its suppliers or, if otherwise, in accordance with the Vendor's normal business custom.

3.11. Effect of Transaction

(a) No Adverse Implications: Neither the execution and delivery of this Agreement nor the completion and performance of the transactions and obligations contemplated by or contained in this Agreement will:

(i) give any Person the right to accelerate, terminate or cancel any contractual or other right of the Vendor or to remove any of the Assets;

(ii) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Assets or in a breach of or a default under any agreement giving a third party security against any of the Assets;

(iii) result in a breach or contravention of or default under any provision of any Permit, contract, agreement, instrument, lease, indenture, authority, certificate, consent, statute, regulation, bylaw, order, ruling, decision, arbitration award, judgment, decree or law to which the Vendor is a party or by or to which the Vendor, or any of the Assets are bound or are subject, which will have a Material adverse effect on the Assets or the Business or which will impair the legality or enforceability of this Agreement or the transactions contemplated by this Agreement, or require the consent of any Person;

(iv) be contrary to any of the provisions of the Charter Documents of the Vendor; or

(v) result in any fees, duties, Taxes, assessments or other amounts relating to any of the Assets becoming due or payable.

(b) Government Approvals: There is no authorization, license, approval, consent, order or any other action of, or any registration, declaration, filing or notice with or to any Governmental Authority, court, board, or administrative tribunal that is required for the execution or delivery by the Vendor of this Agreement, or the completion or performance by the Vendor of any of the transactions contemplated by this Agreement, or the validity or enforceability of this Agreement against the Vendor.

3.12. Environmental

(a) Hazardous Material: Since May 4, 2004: No Hazardous Materials or other material used in or generated by the Business or any of the Assets have been or are currently placed, used, stored, treated, manufactured, disposed of, released, discharged, spilled or emitted in violation of any applicable Environmental Protection Laws. All Hazardous Materials disposed of, removed, emitted, released, discharged or spilled from or treated on the land on which the Leased Premises are situate were and are documented, handled, transported and disposed of in compliance with all applicable Environmental Protection Laws.

(b) Waste Disposal: All of the facilities on the land on which the Leased Premises are situate that were or are used for the generation or disposal of Hazardous Materials or other material used in or generated by the Business or in or on any of the Leased Premises have been and are properly permitted and operated in Material compliance with all applicable Environmental Protection Laws.

(c) Environmental Agreements: There is no agreement or consent order to which the Vendor is a party relating to any environmental matter, and no such agreement or order is necessary for the continued compliance of any of the Assets or their respective uses or the Business with applicable Environmental Protection Laws concerning the generation, storage or disposal of Hazardous Materials.

(d) Investigations: Since May 4, 2004 there have been no orders, claims or demands issued or threatened and no investigations conducted, taken or threatened under or pursuant to any Environmental Protection Laws with respect to the Assets or the Business, of which the Vendor is aware, other than routine inspections. The Vendor is not aware of any circumstances or events that have any reasonable prospect of resulting in any claim, action or other proceeding with respect to Hazardous Materials or in an order or investigation under or pursuant to any Environmental Protection Laws.

(e) Permits: All permits, licenses, approvals, authorizations, consents, registrations, privileges, waivers, exemptions, orders, certificates, rulings, agreements or other concessions required under applicable Environmental Protection Laws to own or operate the Assets or carry on the Business have been obtained, all terms and conditions attached thereto have been duly complied with, and all such permits, licenses, approvals, authorizations, consents, privileges, waivers, exemptions, orders, certificates, rulings, agreements and registrations are in full force and effect and in good standing, in each case where the failure to obtain, comply with or be in effect would have an adverse effect on the Vendor taken as a whole.

(f) Adverse Proceedings: There have been and are no actions, claims or other proceedings commenced or threatened with respect to any of the Assets or the Business pursuant to Environmental Protection Laws or with respect to Hazardous Materials.

(g) Nuisance: The use of, and operations relating to, any of the Assets or the Business do not constitute a nuisance of any nature, nor has any claim for nuisance been made in respect of such use and operations by any Person.

3.13. Audits

The Vendor has delivered to the Purchaser the last 3 FDA audits of the Vendor, the last 6 quality systems and manufacturing audits of the Vendor and the last 3 years of Audited Financial Statements of the Parent with all commentary and notes attached that are part of the audit.

3.14. Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws

(a) Vendor and its representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of $10,000 in the aggregate to any one individual in any year) or any commission payment in excess of 5 percent (5%) of any amount payable, to:

(i) any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether government owned or nongovernment owned);

(ii) any political party or official thereof;

(iii) any candidate for political or political party office; or

(iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b) Each transaction is properly and accurately recorded on the Books and Records of Vendor, and each document upon which entries in Vendor's Books and Records are based is complete and accurate. Vendor maintains a system of internal accounting controls designed to insure that Vendor maintains no off-the-books accounts and that Vendor's assets are used only in accordance with Vendor's management directives.

(c) Vendor has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by Vendor during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(d) Vendor has not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. During the last five (5) years, Vendor has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Vendor Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

3.15. Brokers or Finders

Neither Vendor nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of Vendor's business or the Assets or the Contemplated Transactions, except the fees earned by CIBC World Markets under their agreement dated December 12, 2006 and the amendment dated June 29, 2007, which shall be the responsibility of the Parent Company.

4. Representations and Warranties of the Parent Company

The Parent Company represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on the following representations and warranties in connection with the purchase of the Business and the Assets:

(a) Status: The Parent Company is a duly incorporated and validly existing company and in good standing under the laws of Delaware, and has the corporate power to own its property and conduct its business in the manner in which such business is now being conducted. and has full power and capacity to own its assets and to carry on its business as now conducted and to enter into, carry out the transactions contemplated by, and duly observe and perform all its obligations contained in, this Agreement.

(b) Due Authorization: The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Parent Company pursuant to this Agreement, and the completion and performance of the transactions and obligations contemplated by or contained in this Agreement, have been duly authorized by all necessary corporate action on the part of the Parent Company, and this Agreement has been duly executed and delivered by the Parent Company and constitutes a legal, valid and binding obligation of the Parent Company enforceable in accordance with its terms.

(c) Non-contravention: Neither the execution and delivery of this Agreement nor the completion and performance of the transactions and obligations contemplated by or contained in this Agreement will result in a breach of or default under, or be contrary to, any of the provisions of the Charter Documents of the Parent Company or any Encumbrance, indenture, contract, agreement or instrument to which the Parent Company is a party or by which the Parent Company is bound.

(d) No Knowledge: The Parent Company is not aware of any of the representations and warranties of the Vendor in Article 3 being incorrect or untrue.

5. Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor and the Parent Company as follows and acknowledges that the Vendor and the Parent Company are relying upon the following representations and warranties in connection with the sale of the Business and the Assets:

(a) Status: The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has the corporate power to own its property and conduct its business in the manner in which such business is now being conducted and has full power and capacity to enter into, carry out the transactions contemplated by, and duly observe and perform all its obligations contained in this Agreement.

(b) Due Authorization: The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Purchaser pursuant to this Agreement, and the completion and performance of the transactions and obligations contemplated by or contained in this Agreement, have been duly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms.

(c) Non-contravention: Neither the execution and delivery of this Agreement nor the completion and performance of the transactions and obligations contemplated by or contained in this Agreement will result in a breach of or default under, or be contrary to, any of the provisions of the Charter Documents of the Purchaser or any Encumbrance, indenture, contract, agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound.

(d) No Knowledge: The Purchaser is not aware of any of the representations and warranties of the Vendor in Article 3 being incorrect or untrue.

6. Pre-closing Matters and Other Covenants

6.1. Operations until Closing

Except as otherwise provided in this Agreement or unless otherwise agreed or consented to in writing by the Purchaser, the Vendor shall from the date of this Agreement up to the Closing:

(a) Conduct of Business: Carry on and conduct the Business in all Material respects in the ordinary course consistent with past practice and in particular:

(i) use all reasonable efforts to preserve the Assets intact and maintain the Assets in accordance with standard industry practice;

(ii) not allow any of the Assets to become subject to any Encumbrance except Permitted Encumbrances;

(iii) not sell, lease, license, transfer or otherwise dispose of, or agree to sell, lease, license, transfer or otherwise dispose of, any of the Assets except in the ordinary course of the Business, consistent with past practice;

(iv) use all reasonable efforts to keep available the services of the present Employees for the Purchaser and to maintain relations and goodwill with suppliers, customers and others having business relations with the Vendor in respect of the Business;

(v) take good care of all the Assets and do all necessary repairs and maintenance to such of the Assets as are used by the Vendor in the ordinary course of the Business, and take reasonable care to protect and safeguard the Assets;

(vi) make all necessary Tax, governmental and other filings in a timely fashion; and

(vii) pay to all its Employees all wages, salaries and commissions (in accordance with Vendor’s commission plans as set forth in Schedule 6.1(a)(vii) (“Vendor’s Commission Plans”)) earned but unpaid, and all earned but unpaid vacation pay for vacation days taken or accrued and sick leave pay for sick leave taken and other entitlements under Benefit Plans up to and including the Closing Date;

(b) New Capital Projects: Not, unless required by law or required to repair or replace any loss or damage to the Assets arising subsequent to the execution of this Agreement, commence any new capital projects the cost of which are in excess of $5,000.00 in the aggregate;

(c) Agreements: Not, amend, vary, cancel or terminate any of the Contracts, Material Contracts or Permits, or enter into any contract, agreement, instrument, commitment, lease, or indenture which is Material within the meanings thereof set out in Sections 3.10(a)(i) to (iv), or obtain any additional permit, license, registration or other right of the kind described in Section 3.3(a) in connection with the Business, except any additional permits, licenses, registrations or other rights of the kind described in Section 3.3(a) obtained or entered into in the ordinary course of the Business, consistent with past practice, or as required by law; and

(d) Access: Provide to the Purchaser, its employees, representatives and agents, reasonable access during normal business hours to the Vendor's personnel and its facilities and properties and to the Books and Records and to all, or true copies of all, title documents, indentures, contracts, agreements, Encumbrances, instruments, leases and other documents relating to the Assets or the Business, and furnish them with all such information relating to the Business and the Assets as the Purchaser from time to time reasonably requests; it being acknowledged and agreed by the Vendor that no investigation made by the Purchaser or any of its employees, representatives or agents shall have the effect of waiving or diminishing the scope of, or otherwise affect the Purchaser's right to rely on, any representation or warranty made by the Vendor or the Parent Company in this Agreement or in any document, instrument or agreement delivered pursuant to this Agreement.

6.2. Confidentiality

The Purchaser acknowledges that any information, materials and documentation received or observed by it pursuant to or as contemplated by Section 6.1(d), either before or after execution of this Agreement, is confidential. The Purchaser shall take, and shall cause its employees, representatives and agents to take, all reasonable steps and precautions to protect and maintain the confidentiality of such information, materials and documentation; provided that the foregoing will not prevent the Purchaser from disclosing or making available to its accountants, professional advisors and bankers and other lenders, any such information, materials and documentation on a confidential basis for the purpose of carrying out the transactions contemplated by this Agreement.

6.3. Return of Information

If the purchase of the Business and Assets pursuant to this Agreement is not completed, the Purchaser shall return to the Vendor all materials, documentation, data, records, drawings and other papers and copies thereof (whether on paper or in electronic, magnetic, photographic, mechanical or optical storage) relating to the Assets or the Business which is confidential and which is in the possession of the Purchaser and maintain the confidentiality of all information or knowledge obtained from the Vendor, and not use any such information or knowledge for any purpose whatsoever.

6.4. Consents and Re-issues

The Vendor shall use all reasonable efforts to obtain, prior to the Closing Date:

(a) all consents and approvals, in form and substance satisfactory to the Purchaser, acting reasonably, necessary for the assignment of the Vendor's interests in the Contracts and the Permits, and of any other of the Assets, to the Purchaser; and

(b) if applicable, the re-issue of any of the Contracts and the Permits in the name of the Purchaser, and the Vendor shall not, except as presently contemplated by the terms thereof, or except with the prior written consent of the Purchaser, agree to any amendment or variation to the terms of any of the Contracts or the Permits in connection with, or as a condition of, such assignment or re-issue.

The Purchaser shall give to the Vendor such information and copies of such documents relating to the Purchaser which the Vendor may reasonably request in order to obtain any consent or approval, or re-issue referred to above.

6.5. Consent Not Received by Closing

If a consent or approval of a third party required to permit the transfer or assignment to the Purchaser of the Vendor's interest in any of the Contracts or the Permits, or of any other of the Assets, is not received on or before the Closing, and if, notwithstanding such non-receipt, the Vendor and the Purchaser proceed to complete the sale and the purchase of the Business and the Assets contemplated by this Agreement, the transfer or assignment of those Contracts and Permits, and other Assets, in respect of which the required consent has not been received on or before the Closing will not be effective in each case until the applicable consent or approval has been received, and such Contract or Permit, or other Asset, will be held by the Vendor following the Closing in trust for the benefit and exclusive use of the Purchaser, provided that Vendor shall not be required to incur out-of-pocket costs in excess of $25,000 in the aggregate in connection with all such consents and approvals unless Purchaser shall contemporaneously reimburse Vendor for such excess costs.

6.6. Non-assignable Contracts and Permits

Notwithstanding any other provision of this Agreement, it is acknowledged and agreed by the Purchaser that certain of the Contracts are not by their terms, and certain of the Permits are not, assignable to the Purchaser. The parties agree that the aforementioned Contracts and Permits which are not assignable are not included in the Assets being sold and transferred to the Purchaser and are not included in the Contracts and Permits being assumed by the Purchaser.

6.7. Purchaser's Covenant

The Purchaser shall, prior to the Closing Date, execute and deliver such assumption agreements and applications for consents in such forms and content, all as may be reasonably required by the Vendor to obtain the consents and approvals, and the re-issues, referred to in Section 6.4.

6.8. Preservation of Records

Following the Closing, Purchaser shall preserve and, during regular business hours and upon reasonable notice, make available to Vendor and its representatives for inspection and copying all Books and Records pertaining to the Vendor for periods prior to the Closing Date, wherever located, for six years from the Closing Date, for (i) the purposes of preparing Tax returns and financial statements and responding to Tax audits, (ii) the purposes of prosecuting or defending any claim, litigation, proceeding or investigation which arises out of or relates to the Vendor or this Agreement, and (iii) any other reasonable business purpose of Vendor or the Parent Company.

6.9. Material Licenses

The Vendor or Parent Company shall use reasonable commercial efforts to assign the Material Licenses to the Purchaser or to enter into a sublicense agreement with the Purchaser which allows the Purchaser the right to use the products or software relating to the Material Licenses or to make other arrangements reasonably satisfactory to the Purchaser with the third parties to the Material Licenses so that the Purchaser can use the products or software relating to the Material Licenses legally in order to continue to operate the Business, provided that any such assignment shall be limited to the University of Texas, WARF, Journyx, Doors and Agile licenses, and further provided that Vendor and Parent Company shall not be required to take any action which might result in any violation of any of the Material Licenses by Vendor or Parent Company or in any way jeopardize Parent Company’s rights under the SAMM (Sales Logix) or NED (Macola) licenses or to pay any fees to any licensor in connection with any such assignment, sublicence or other arrangement.

6.10. FDA Matters

Pursuant to FDA’s existing transfer procedure, Vendor and/or Parent Company shall:

(i)  file with FDA an original and a copy of a letter (on their letterhead and signed by a duly authorized Person) notifying FDA of the change of ownership of the Business (including any FDA filings) to Purchaser and take such other appropriate actions consistent with its obligations pursuant to Section 13.3; and

(ii)  provide Purchaser with a complete copy of any PMA or 510k approvals.

Purchaser shall be responsible for all other steps necessary to perfect the transfer of the PMA Approval under FDA’s rules and procedures, including but not limited to, providing FDA with a written commitment to comply with conditions of approval applicable to the PMA Approval.

7. Conditions of Closing

7.1. Conditions of the Purchaser

The obligation of the Purchaser to complete the purchase of the Business and the Assets contemplated by this Agreement is subject to the fulfillment of the following conditions:

(a) Representations and Warranties: The representations and warranties of the Vendor and of the Parent Company contained in this Agreement being true and correct in all Material respects on and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing;

(b) Covenants: All of the covenants and obligations of the Vendor to be performed or observed on or before the Closing pursuant to this Agreement having been duly performed or observed;

(c) Releases: There having been delivered to the Purchaser duly executed releases in registrable form where applicable, of or evidence to the satisfaction of the Purchaser as to the discharge of, all Encumbrances against the Assets including the Permitted Encumbrances numbered 5 through 7 in Schedule I except Permitted Encumbrances numbered 1 through 4 in Schedule I; and

(d) Non-Competition Agreement: The Vendor and the Parent Company having executed and delivered to the Purchaser a non-competition agreement in the form in Schedule V; and

(e) The Vendor shall have obtained the Product Liability Insurance;

In the event that any of the foregoing conditions are not performed or fulfilled at or before the Closing, the Purchaser may terminate this Agreement, in which event, subject to Section 13.9 the Purchaser will be released from all obligations under this Agreement, and the Vendor and the Parent Company will also be so released unless the Vendor or the Parent Company, as the case may be, was reasonably capable of causing such condition or conditions to be fulfilled or unless the Vendor or the Parent Company, as the case may be, has breached any of its covenants or obligations in or under this Agreement. The foregoing conditions are for the benefit of the Purchaser only and accordingly the Purchaser will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

7.2. Conditions of the Vendor

The obligation of the Vendor to complete the sale of the Business and the Assets contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

(a) Representations and Warranties: The representations and warranties of the Purchaser contained in this Agreement being true and correct in all Material respects on and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing;

(b) Covenants: All of the covenants and obligations of the Purchaser to be performed or observed on or before the Closing pursuant to this Agreement having been duly performed or observed;

(c) Assumption Agreement: The Purchaser having executed and delivered to Vendor the Assumption Agreement, in the form attached hereto as Schedule P;

(d) To the extent required by the terms of the Lease, the landlord under the Lease shall have consented to the assignment thereof to the Purchaser; and

(e) The Vendor shall have obtained the Product Liability Insurance.

In the event that any of the foregoing conditions are not performed or fulfilled at or before the Closing, the Vendor may terminate this Agreement, in which event, subject to Section 13.9 the Vendor and the Parent Company will be released from all obligations under this Agreement, and the Purchaser will also be so released unless the Purchaser was reasonably capable of causing such condition or conditions to be fulfilled or unless the Purchaser has breached any of its covenants or obligations in or under this Agreement. The foregoing conditions are for the benefit of the Vendor only and accordingly the Vendor will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

7.3. Mutual Conditions

The obligations of the Vendor to complete the sale of the Business and Assets contemplated by this Agreement and of the Purchaser to complete the purchase of the Business and Assets as contemplated by this Agreement are subject to fulfillment of the following conditions:

(a) No Orders or Proceedings: No injunction or restraining order or other decision, ruling or order of a court, board, Governmental Authority or administrative tribunal of competent jurisdiction being in effect which prohibits, restrains, limits or imposes conditions on the transactions contemplated by this Agreement and no action or proceeding having been instituted or remaining pending or having been threatened before any such court, board, Governmental Authority or administrative tribunal to restrain, prohibit, limit or impose conditions on the transactions contemplated by this Agreement; and

(b) Closing: The Closing shall have occurred on or before September 17, 2007;

In the event that any of the foregoing conditions is not performed or fulfilled at or before the Closing, either the Purchaser or the Vendor may, subject to Section 13.9, terminate this Agreement, in which event the parties will be released from all obligations under this Agreement, except that no party will be released from its obligations if it was reasonably capable of causing such condition or conditions to be fulfilled or has breached any of its covenants or obligations in or under this Agreement.

8. Employees

8.1. Vendor Actions

Except as set forth in Section 8.3, once the Closing occurs, the Employees will cease to be employed by the Vendor, and the Vendor shall pay all earned and outstanding compensation owing to them as of the Closing Date, including without limitation, salary, wages, overtime, benefits, commissions (in accordance with Vendor’s Commission Plans), sick leave pay for sick leave taken, and vacation pay for vacation days taken or accrued; provided, however, that the Vendor shall not be liable for or required to pay any severance pay, bonuses, (other than retention bonuses) and benefits under the agreements listed in Schedule 8.1 (the “Employee Agreements”). The Vendor shall provide to the Purchaser evidence, reasonably satisfactory to the Purchaser at the Closing, that the said Employees’ employment has been terminated and that they have been paid as aforesaid.

8.2. Purchaser Actions

The Purchaser shall offer all the Employees listed on Schedule B, other than those who are parties to the Employee Agreements, employment subject to the Purchaser’s terms and conditions of employment and subject to the Purchaser’s planned reorganization following the Closing. Until said reorganization following the Closing, the Employees shall earn substantially the same wages and shall work at the same location as prior to the Closing. For all Employees hired by the Purchaser the terms and conditions of employment shall be in accordance with the policies and benefits of the Purchaser. For any Employee who is not hired by Purchaser, Purchaser will be responsible for payment of severance benefits, provided, however, that no severance shall be payable to any Employee who is offered employment by Purchaser in accordance with this Section 8.2 but who declines such offer of employment.

8.3  Employee Agreements

For those Employees who are parties to the Employee Agreements who wish to continue in their employment, the employment of said Employees will not cease at the Closing but will continue post-Closing, with the Purchaser as the employer, subject to the terms, policies and benefits of the Purchaser except to the extent that the Employee Agreements provide for greater non-stock benefits. With regard to such Employees, the Vendor will remain responsible for payment of all earned and outstanding compensation owing to them as of the Closing Date, including without limitation, salary, wages, overtime, benefits, commissions (in accordance with Vendor’s Commission Plans), incentive payments, sick leave pay for sick leave taken, vacation pay for vacation days taken or accrued, and any form of retention bonuses.

If any Employee who is party to an Employee Agreement does not continue employment with the Purchaser post-Closing, the Vendor will remain responsible for payment of all earned and outstanding compensation owing to the Employee as of the Closing Date, including without limitation, salary, wages, overtime, benefits, commissions (in accordance with Vendor’s Commission Plans), sick leave pay for sick leave taken, vacation pay for vacation days taken or accrued, and retention bonuses.

The Purchaser will be responsible to the Employees who are parties to the Employee Agreements for all obligations of the Vendor or Parent Company under the Employee Agreements, other than any retention bonuses or stock benefits in accordance with the terms of the Employee Agreements.

8.4  No New Contractual Rights or Obligations

Nothing contained in this Section 8 dealing with the Vendor’s Employees shall be construed as creating new contractual rights and/or obligations on the part of the Vendor or the Purchaser to any current or former Employee of Vendor.

9. Closing Transactions

9.1. Time and Place

The Closing shall take place in the offices of the Purchaser at 10:00 o'clock a.m. Virginia time on the Closing Date; or at such other time and date, or both, as the Vendor and the Purchaser or their respective counsel may agree upon.

9.2. Vendor's Closing Documents

At the Closing, the Vendor shall deliver the following to the Purchaser:

(a) all deeds, bills of sale, conveyances, transfers, assignments, instruments and other documents which are necessary to assign, sell and transfer the Business and the Assets to the Purchaser as contemplated by this Agreement in such form and content as the Purchaser may require, acting reasonably;

(b) certified copies of a resolution of the directors and a resolution of the shareholders of the Vendor approving the completion of the transactions contemplated by this Agreement including, without limitation, the sale of the Business and Assets, and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Vendor pursuant to this Agreement in such form and content as the Purchaser may require, acting reasonably;

(c) a certified copy of a resolution of the directors of the Parent Company approving the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Parent Company pursuant to this Agreement and content as the Purchaser may require, acting reasonably;

(d) possession of the Assets; and

(e) if not previously delivered to the Purchaser, the original Contracts and Permits to the extent in the possession of the Vendor.

9.3. Purchaser's Closing Documents

At the Closing the Purchaser shall deliver certified copies of resolutions of the directors of the Purchaser approving the transactions contemplated by this Agreement, including, without limitation, the purchase of the Business and the Assets, and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Purchaser pursuant to this Agreement in such form and content as the Vendor may require, acting reasonably.

9.4. Concurrent Delivery

It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any party to the others pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.

9.5. Transfer of Assets and Business

Subject to compliance with the terms and conditions of this Agreement, the transfer of the Assets and the Business to the Purchaser shall be deemed to take effect as at the Closing.

10. [INTENTIONALLY LEFT BLANK]

11. Post-closing Matters

11.1. Change and Use of Name

The Vendor agrees that within 10 days from the Closing Date the Vendor shall change its name and the names of any of its Affiliates that include the words “NOMOS” to names that do not include the words “NOMOS” or any part thereof or any similar words. The Vendor and the Parent Company agree that from and after the Closing Date neither the Vendor, the Parent Company nor any of their Affiliates will use the words “NOMOS” or any part thereof or any similar words.

12. Survival of Representations and Recourse

12.1. Survival

The representations, warranties, covenants and obligations of the Vendor and of the Parent Company in or under this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement shall survive the completion of the transactions contemplated hereby regardless of any investigations that the Purchaser may make or cause to be made, or knowledge it may have, prior to the Closing and shall continue in full force and effect for a period of one year from the Closing Date, as set out in Section 12.2.

The representations, warranties, covenants and obligations of the Purchaser in or under this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement shall survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Vendor and Parent Company may make or cause to be made, or knowledge either of them may have, prior to the Closing and shall continue in full force and effect for a period of one year from the Closing Date, as set out in Section 12.3, provided that Purchaser's obligations with respect to the Assumed Liabilities and under Sections 2.6, 6.8, 8.2, 8.3 and Article 12 shall continue thereafter in accordance with their terms.

12.2. Indemnification by Vendor and the Parent Company. Vendor and the Parent Company, shall severally and jointly indemnify and hold Purchaser harmless against and with respect to, and shall reimburse Purchaser for any and all losses, liabilities, damages, costs and expenses including reasonable attorney's fees (collectively “Losses”) arising out of or related to:

(a) Any Breach of any representation or warranty, or nonfulfillment of any covenant by Vendor contained herein;

(b) Any and all Retained Liabilities; and

(c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity;

provided that with respect to any claim for indemnification under this Section 12.2:

(i) written notice of any such claim is given by or on behalf of the Purchaser to the Vendor or the Parent Company, as the case may be, within one year from the Closing Date;

(ii) the aggregate amount of all such Losses exceeds $100,000.00, provided that such aggregate amount shall not include any Loss which, on an individual basis, does not exceed $5,000, and the Vendor and the Parent Company shall not have any liability with respect to any such Losses;

(iii) the Vendor and the Parent Company shall have liability only to the extent that the aggregate amount of the Losses under (ii) exceeds $100,000.00, and then only for the amount of any such excess; and

(iv) the aggregate amount of liability for all such Losses is limited to $2,000,000.00.

12.3. Indemnification by Purchaser. Purchaser shall indemnify and hold Vendor and Parent Company harmless against and with respect to, and shall reimburse Vendor and Parent Company for any and all Losses arising from or related to:

(a) Any breach of any representation or warranty or nonfulfillment of any covenant by Purchaser contained herein;

(b) Any and all of the Assumed Liabilities;

(c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

(d) Any and all liabilities and obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, arising as a result of termination of employment, layoff or hours reduction of any Employee, or any other actions taken by the Purchaser, after the Closing;

provided that with respect to any claim for indemnification based upon a breach of a representation or warranty by the Purchaser under this Agreement, written notice of such claim is given on behalf of the Vendor or the Parent Company to the Purchaser within one year of the Closing Date:

12.4. Defense of Third Party Claims

In the event of a claim (an “Indemnity Claim”) being made by a third party against a party to this Agreement (the “Indemnified Party”) in respect of which, subject to Section 12.2, another party to this Agreement (the “Indemnifier”) is or may be obligated under or arising out of this Agreement to indemnify, pay damages to or otherwise compensate the Indemnified Party, the following provisions shall apply.

The Indemnified Party shall promptly give written notice to the Indemnifier of any Indemnity Claim in respect of which the Indemnified Party intends to claim for indemnification against the Indemnifier. Such notice shall specify with reasonable particularity (to the extent that the information is available) the nature of the Indemnity Claim. The Indemnifier may, at its own expense, assume control of the negotiation, settlement and defense of such Indemnity Claim. The Indemnified Party shall co-operate with the Indemnifier in respect of such Indemnity Claim and the Indemnifier shall reimburse the Indemnified Party for all the Indemnified Party's reasonable expenses as a result of the Indemnifier's assumption of such Indemnity Claim and arising from the Indemnified Party's co-operation.

The Indemnified Party will have the right to participate in the negotiation, settlement and defense of such Indemnity Claim at its own expense and will have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifier and the Indemnified Party shall be retained by the Indemnifier. If the Indemnifier fails to defend any Indemnity Claim within a reasonable time, the Indemnified Party will be entitled to assume control of the Indemnity Claim at the expense of the Indemnifier and the Indemnifier will be bound by the results obtained by the Indemnified Party with respect to such Indemnity Claim.

The following provisions shall also apply with respect to Indemnity Claims:

(a) In the event that any Indemnity Claim is of a nature such that the Indemnified Party is legally bound or required by applicable law to make a payment to any person (a “Third Party”) with respect to such Indemnity Claim before the completion of settlement negotiations or related legal proceedings, including, without limitation, the posting of any security to stay any process of execution or judgment, the Indemnifier shall be obligated to make such payment or post security therefor on behalf of the Indemnified Party. If the Indemnifier fails to do so, the Indemnified Party may make such payment or post security therefor and the Indemnifier shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment or cause the security to be replaced and released. If the amount of any liability of the Indemnified Party under the Indemnity Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifier to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifier.

(b) Except in the circumstance contemplated by Section 12.4(a) above, and unless the Indemnifier fails to assume control of the negotiation, settlement and defense of any Indemnity Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Indemnity Claim except with the prior written consent of the Indemnifier (which consent shall not be unreasonably withheld).

(c) The Indemnified Party shall not permit any right of appeal in respect of any Indemnity Claim to terminate without giving the Indemnifier notice thereof and an opportunity to contest such Indemnity Claim.

(d) The Indemnified Party and the Indemnifier shall co-operate fully with each other with respect to Indemnity Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself or herself informed about and be prepared to discuss the Indemnity Claim with his or her counterpart and with counsel at all reasonable times.

(e) Notwithstanding the above provisions of this Section 12.4, the Indemnifier shall not settle any Indemnity Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a Material adverse impact on the Indemnified Party.

(f) The provisions of this Section 12.4 are intended to set out the procedures to be followed with respect to an Indemnity Claim and, provided the Indemnified Party follows such procedures in all Material respects, nothing contained in this Section 12.4 will derogate from the Indemnifier's obligations to indemnify the Indemnified Party.

12.5. Characterization of Indemnification Payments

All payments paid by any party under this Article 12 shall be treated as adjustments to the Purchase Price for all Tax purposes.

12.6. Computation of Losses; Disputes

The amount of any Losses for which indemnification is provided under this Article 12 shall be reduced by (a) any related Tax benefits if and when actually realized or received (but only after taking into account any Tax benefits (including, without limitation, any net operating losses or other deductions and any carryovers or carrybacks) to which the Indemnified Party would be entitled without regard to such item), except to the extent such recovery has already been taken into account in determining the amount of any such Losses, and (b) any insurance recovery if and when actually realized or received, in each case in respect of such Losses. Any such recovery shall be promptly repaid by the Indemnified Party to the Indemnifier following the time at which such recovery is realized or received pursuant to the previous sentence, minus all reasonably allocable costs, charges and expenses incurred by the Indemnitee in obtaining such recovery. Notwithstanding the foregoing, if (x) the amount of Losses for which the Indemnifier is obligated to indemnify the Indemnified Party is reduced by any Tax benefit or insurance recovery in accordance with the provisions of the previous sentence, and (y) the Indemnified Party subsequently is required to repay the amount of any such Tax benefit or insurance recovery or such Tax benefit or insurance recovery is disallowed, then the obligation of the Indemnifier to indemnify with respect to such amounts shall be reinstated immediately and such amounts shall be paid promptly to the Indemnified Party in accordance with the provisions of this Agreement.

12.7. No Consequential Damages

The obligations of the Indemnifier in respect of a claim for indemnification under this Agreement shall not include any special, exemplary or consequential damages, including business interruption or lost profits, or any punitive damages.

12.8. Mitigation

Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

12.9. Subrogation

Upon making any indemnification payment, the Indemnifier will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the payment relates. Without limiting the generality of any other provision hereof, each such Indemnifier and Indemnified Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

12.10. Exclusivity

From and after the Closing, none of the parties hereto shall be liable or responsible in any manner whatsoever to any other party, whether for indemnification or otherwise, except for indemnity as expressly provided in this Article 12, which provides the exclusive remedies and causes of action of the parties hereto with respect to any matter arising out of or in connection with this Agreement or any Schedule or Exhibit hereto or any opinion or certificate delivered in connection herewith or any of the transactions contemplated hereby. The limitations or liability contained in this Article 12 shall not apply to liability for fraud on the part of any of the parties to this Agreement.

12.11. Product Liability Insurance

Vendor will use best commercial efforts to obtain prepaid product liability insurance in the form set out in Schedule 12.11 with respect to products manufactured or sold prior to the Closing Date for a period of 5 years from the Closing Date in the amount of $5,000,000.00, which shall name the Purchaser as a named insured (the “Product Liability Insurance”). If Vendor obtains the Product Liability Insurance, then notwithstanding any provision to the contrary in this Agreement, Purchaser’s sole recourse with respect to any Product Liability Matter shall be to the Product Liability Insurance, and neither Vendor nor Parent Company shall have any liability to Purchaser with respect to any Product Liability Matter. Neither the Vendor nor Parent Company will terminate, assign or cancel such Product Liability Insurance during the 5 year term.

13. Miscellaneous

13.1. Legal and Other Fees and Expenses

Unless otherwise specifically provided herein, the parties will pay their respective legal, accounting and other professional fees and expenses incurred by each of them in connection with the negotiation and settlement of this Agreement, the completion of the transactions contemplated by this Agreement and other matters pertaining hereto.

13.2. Notices

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be in writing and delivered by hand, facsimile transmission or prepaid registered mail (return receipt requested) to the party to which it is to be given as follows:

To the Vendor or the Parent Company:

North American Scientific, Inc.
20200 Sunburst Street
Chatsworth, California 91311
Attention: John B. Rush
Facsimile No.: (818) 734-5224

with a copy to:

Seyfarth Shaw LLP
131 South Dearborn Street, Ste. 2400
Chicago, Illinois 60603
Attention: Allan J. Reich
Facsimile No.: (312) 460-7000

To the Purchaser:

Best Medical International, Inc.
7643 Fullerton Road,
Springfield, VA 22153
Attention: Krishnan Suthanthiran
Facsimile No.: (703) 451-8421

with a copy to:

Best Medical International, Inc.
7643 Fullerton Road,
Springfield, VA 22153
Attention: Shawn Weingast
Facsimile No.: (703) 451-8421

or to such other address or fax number as a party may specify by notice given in accordance with this Section 13.2. Any such notice, request, demand or other communication given as aforesaid will be deemed to have been given, in the case of delivery by hand, when delivered, in the case of delivery by facsimile transmission, when a legible facsimile is received by the recipient if received before 5:00 p.m. on a Business Day, or on the next Business Day if such facsimile is received on a day which is not a Business Day or after 5:00 p.m. on a Business Day.

13.3. Further Assurances

Each of the parties shall execute and deliver such further documents, instruments and agreements and do such further acts and things as may be reasonably required from time to time, either before, on or after the Closing Date, to carry out the full intent and meaning of this Agreement, give effect to the transactions contemplated by this Agreement and assure to the Purchaser good and valid title to the Assets, free and clear of all Encumbrances except Permitted Encumbrances number 1 through 4 and the ability to continue the Business, provided that no party shall be required to incur any out-of-pocket costs in excess of $25,000.00 in the aggregate after the Closing in connection with the foregoing, provided that in the case of Vendor and Parent Company such $25,000.00 limit shall be applied to them collectively and not individually, and any unreimbursed costs incurred under Section 6.5 shall count against said limit.

13.4. Time of the Essence

Time shall be of the essence of this Agreement.

13.5. Entire Agreement

This Agreement constitutes the entire agreement between the Vendor, the Parent Company and the Purchaser pertaining to the transactions contemplated by this Agreement and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the Vendor, the Parent Company and the Purchaser, other than the Confidentiality Agreement between the Parent Company and the Purchaser dated as of April 26, 2007, which shall continue in effect in accordance with its terms, and there are no warranties, representations, covenants, obligations or agreements between the Vendor or the Parent Company (or any Affiliate thereof) and the Purchaser except as set forth in this Agreement.

13.6. Assignment

Except with the written consent of the other parties (which may be arbitrarily withheld), none of the parties may assign any of their respective benefits, obligations or liabilities under or in respect of this Agreement; provided however that, at any time prior to the Closing, the Purchaser may, without any such consent, assign all of its rights and benefits under this Agreement to any Affiliate of the Purchaser which delivers to the Vendor an instrument in writing executed by the Affiliate confirming that it is bound by and shall perform all of the covenants and obligations of the Purchaser under this Agreement as if it were an original signatory thereto, jointly and severally bound thereby with the Purchaser, and such instrument in writing shall contain an acknowledgement of the Purchaser that it continues to be bound by this Agreement. Unless otherwise agreed in writing by the Vendor and the Parent Company, no such assignment will relieve the Purchaser of its obligations and liabilities under this Agreement. In the event of an assignment contemplated above, any reference in this Agreement to “Purchaser” will be deemed to include the aforesaid assignee.

13.7. Invalidity

Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or unenforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless as a result of such determination this Agreement would fail in its essential purposes.

13.8. Waiver and Amendment

Except as expressly provided in this Agreement, no amendment or waiver of it will be binding unless made in writing by the party to be bound by such amendment or waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement nor a continuing waiver unless otherwise expressly provided.

13.9. Surviving Provisions on Termination

Notwithstanding any other provisions of this Agreement, if this Agreement is terminated, the provisions of Sections 6.2, 6.3, and 13.1 shall survive such termination and remain in full force and effect.

13.10. Captions

The captions in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

13.11. Counterparts

This Agreement may be signed in counterparts and each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same instrument. Electronically transmitted or facsimile copies shall be deemed to be originals.

13.12. Enurement

This Agreement will enure to the benefit of and will be binding upon the parties and their respective successors and any Affiliate of the Purchaser which is an assignee of the Purchaser, and any other assignee consented to, as contemplated in Section 13.6.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

Best Medical International, Inc.	)
)
)
By: /s/ Shawn Weingast	)
Name: Shawn Weingast	)
Title: General Counsel	)

NOMOS Corporation	)
)
)
By: /s/ John B. Rush	)
Name: John B. Rush	)
Title: President & CEO	)

North American Scientific, Inc.	)
)
)
By: /s/ John B. Rush	)
Name: John B. Rush	)
Title: President & CEO	)

Schedule A-Financial Statements
Schedule B-Employees
Schedule C-Excluded Assets
Schedule D-Intellectual Property
Schedule E-Leased Premises and Leases
Schedule F-Permits
Schedule G-Material Contracts
Schedule H-Office Equipment
Schedule I-Permitted Encumbrances
Schedule J-Personal Property
Schedule K-Customers and Suppliers
Schedule L-Bank Facilities
Schedule M-Litigation
Schedule N-Existing Employment Contracts
Schedule O-Benefit Plans
Schedule P- Assumption Agreement
Schedule Q-Computer Hardware
Schedule R-Computer Software
Schedule S-Manufacturing Equipment
Schedule T-Vehicles
Schedule U-Product Warranties
Schedule V-Non-Competition Agreement
Schedule 1.1(v) - Disclosure Letter
Schedule 2.5(a)(i) - Warranty Agreements
Schedule 2.5(a)(ii) - Vendor Contracts
Schedule 2.5(a)(vii) - Certain Additional Assumed Liabilities
Schedule 2.5(b)(xiv) - Bonuses
Schedule LR - Legal Requirements
Schedule GA - Government Authorization
Schedule 3.2(l) - Non-Assignable Contracts
Schedule 3.3 - Jurisdictions in which Business is carried on
Schedule 3.6 - Insurance
Schedule 6.1(a)(vii) - Vendor’s Commission Plans
Schedule 8.1 - Employee Agreements
Schedule W - Certain Assets: Accounts Receivable as at August 31, 2007, Prepaid
Expenses and Stock